Exhibit 99.1

February 19, 2016

Dear Summit Healthcare REIT, Inc. Shareholder:

We are pleased to provide you with a current update on Summit Healthcare REIT, Inc. (“we” or the “REIT” or “Summit”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of December 31, 2015, and if you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com.

Annual Report and Share Value on Form 10-K

We expect to file our annual report on Form 10-K for the year ending 2015 with the SEC by March 31, 2016. The report will be available at that time on our website under the Investors tab, SEC Filings, and we will be mailing a copy to you as well. We will provide highlights of the report, including the revised share value, in our next quarterly update letter.

Recent Acquisition - New Hampshire

On November 17, 2015, we acquired Riverglen House, a 50-unit/59-bed assisted living facility in Littleton, New Hampshire, for a purchase price of $8.5 million in a sale-leaseback transaction. Summit has assumed the HUD loan collateralized by the property in the amount of approximately $4.7 million. The 34,684 square foot facility is operated by and leased to an affiliate of Riverglen House of Littleton, LLC pursuant to a 15-year triple net lease.

We now have ownership interests in 26 senior housing facilities. We intend to continue pursuing new opportunities to expand and diversify the REIT’s portfolio.

HUD Refinancing

Consistent with our goal of securing long-term debt with favorable interest rates, we are pleased to announce we have completed the refinancing for two of our facilities through the U.S. Department of Housing and Urban Development (“HUD”):

Brookstone of Aledo

In October 2015, we refinanced the loan for the Brookstone of Aledo facility with Lancaster Pollard Mortgage Company, LLC. The $7.4 million secured note, which is guaranteed by HUD, has an “all in” interest rate of 4.35% inclusive of the mortgage insurance premium, and a 35-year amortization. The net loan proceeds were used to pay off the outstanding principal debt on the existing GE Capital Corporation loan and establish certain reserve accounts.

Danby House (HP Winston-Salem)

In December 2015, we refinanced the loan for the Danby House facility with Lancaster Pollard Mortgage Company, LLC. The $7.9 million secured note, which is guaranteed by HUD, has an “all in” interest rate of 4.39% inclusive of the mortgage insurance premium, and a 35-year amortization. The net loan proceeds were used to pay off the outstanding principal debt on the existing The PrivateBank Corporation loan and establish certain reserve accounts

Contribution to Joint Venture

In December 2015, we, through our subsidiary (“SHOP”), contributed all of our limited liability company interests in four Wisconsin assisted living and memory care facilities that we acquired in November 2015 (the “Properties”) to Summit Union Life Holdings, LLC (“Joint Venture”), our existing joint venture with Best Years, LLC (“Best Years”) in which we own a 10% interest.  As a result, the Joint Venture now owns the Properties. The aggregate net equity that we contributed was approximately $5.4 million, which approximated our carrying value (total assets were approximately $19.5 million less liabilities of approximately $14.1 million). Concurrent with our contribution of the Properties, Best Years contributed cash to the Joint Venture of approximately $4.9 million which was distributed to us. We have no obligation to use those funds for the Joint Venture. Our equity method investment in the Joint Venture increased approximately $0.5 million as a result of the contribution.

Under the Joint Venture LLC Agreement, net operating cash flow for these Properties will be distributed monthly first to SHOP (10%) and Best Years (90%) pari passu up to a 9% annual return, and thereafter to Best Years 75% and SHOP 25%. All capital proceeds (from the sale of the Properties, refinancing, or other capital event) will be paid first to SHOP and Best Years pari passu until each has received an amount equal to its accrued but unpaid 9% return plus its total contribution, and thereafter to Best Years 75% and SHOP 25%.  In addition, Best Years paid Summit Healthcare Asset Management, LLC, a wholly-owned taxable REIT subsidiary of SHOP (“Management Company”), a one-time acquisition fee equal to 0.25% of the original purchase price paid for the Properties or $45,875, and the Joint Venture will pay the Management Company annual asset management fees equal to .25% of the original purchase price paid for the Properties on a monthly basis.

2015 Tax Forms

As in recent years, you will not receive an IRS Form 1099-DIV or any other IRS tax form from the REIT this year because the REIT did not pay shareholder distributions. Please consult with your tax advisor if you have questions regarding your 2015 tax reporting.

If you have any questions, please contact your financial advisor or our investor services and transfer agent team at ACS Securities at (888) 522-1771. You are also welcome to contact the investor services department at our corporate office at (800) 978-8136.

Sincerely,

Elizabeth A. Pagliarini

Chief Financial Officer

cc: Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2014, and quarterly reports for the periods ended March 31, 2015, June 30. 2015, and September 30, 2015. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.